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Michael W. Patrick
7233 Standing Boy Road
Columbus, Georgia 31904

         RE:  DIVIDEND-RELATED BONUS

Mr. Patrick:

         Reference is hereby made to the Employment Agreement, dated as of January 31, 2002 (the "Employment Agreement"), among Carmike Cinemas, Inc., a Delaware corporation (the "Company"), and Michael W. Patrick, 7233 Standing Boy Road, Columbus, Georgia 31904 (the "Executive" and together with the Company, the "Parties").

         In consideration of the agreements of the Parties contained herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree as follows:

         1. Effective Date. Upon execution, this letter agreement shall become effective as of January 29, 2004 (the "Effective Date").

         2. Bonus. The Company agrees to pay the Executive a cash bonus in any fiscal quarter that the Company pays a dividend to the holders of its common stock, par value $0.03 per share (the "Common Stock"), equal to the number of shares remaining to be issued to the Executive (as determined as of the applicable dividend record date for such dividend) pursuant to Section 2 of the Employment Agreement, multiplied by the applicable quarterly dividend rate per share for such fiscal quarter (such bonus, the "Executive Bonus"), less applicable tax withholdings. The Executive Bonus for any quarter that the Company pays a dividend shall be payable to the Executive as of the applicable dividend payment date.

         3. Term. The Executive shall be entitled to the payment of the Executive Bonus during any fiscal quarter ending after the Effective Date until the earlier of the issuance of all of the shares of Common Stock issuable to the Executive pursuant to Section 2 of the Employment Agreement or the date all of the unissued shares of Common Stock issuable pursuant to Section 2 of the Employment Agreement have been canceled in accordance with the terms of the Employment Agreement.

         4. Authority. This letter agreement has been duly executed and delivered by the Company and the Executive and constitutes the legal, valid and binding obligation of


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Michael W. Patrick
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the Company and the Executive, enforceable against each of them in accordance with its terms.

         5. Counterparts. This letter agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         6. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Georgia and without reference to principles of conflicts of laws or choice of laws.

         7. Amendment. This letter agreement may only be amended or modified by written agreement of each of the Parties.

         8. Miscellaneous. The Executive shall not have the right to assign or otherwise alienate his right to receive the Executive Bonus, and any attempt to do so shall be null and void, and the Executive shall be no more than a general and unsecured creditor of the Company with respect to the payment of the Executive Bonus.

         If the foregoing accurately reflects our understanding, please sign below to evidence your acceptance and agreement with the foregoing and return one copy of this letter to the Company, whereupon it shall become a binding agreement.

                                     THE COMPANY:

                                     CARMIKE CINEMAS, INC.


                                     By:  /s/ Martin A. Durant
                                        -----------------------
                                     Name: Martin A. Durant
                                     Title: Senior Vice President - Finance,
                                     Treasurer and Chief Financial Officer


                                     THE EXECUTIVE:


                                     /s/ Michael W. Patrick
                                     ----------------------
                                     Michael W. Patrick